Exhibit 99.1

McDermott Reports Second Quarter 2015 Financial and Operational Results

Positive Financial Results Reported Across All Business Areas

Strong Execution on Current Project Portfolio

Revised Guidance for Full Year 2015

Company to Host Conference Call and Webcast Today at 4:00 pm CDT

HOUSTON--(BUSINESS WIRE)--August 10, 2015--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today announced financial and operational results for the quarter ended June 30, 2015. The Company reported second quarter 2015 net income of $11.5 million, or $0.04 per fully diluted share compared to a net loss of $7.4 million, or $0.03 per diluted share, in the prior-year quarter. Net of restructuring charges and one-time losses on the impairment and disposal of assets, the second quarter income would have been increased by $24.1 million or $0.08 per fully diluted share.

“This was another positive quarter for McDermott as we experienced excellent execution on our existing portfolio of projects and all of our areas returned to profitability. While the timing of new order intake remains volatile as commodity prices remain low, we continue to leverage McDermott’s vertically integrated model and win contracts in our key markets, including a new project for Saudi Aramco and two new projects in the Americas. Additionally, we remain disciplined in bidding new projects and continue to actively manage our cost structure,” said David Dickson, President and Chief Executive Officer of McDermott. “The end of the second quarter also marked a significant achievement for the Company in health and safety. With a continued focus on HSE and project execution, we exceeded the key milestone of one year without a loss-time incident in all of McDermott’s global operations.”

Second Quarter 2015 Operating Results

The Company reported second quarter 2015 revenues of $1.05 billion, an increase of $570.5 million, compared to revenues of $476.1 million for the prior-year second quarter. Revenues for the second quarter of 2015 were positively impacted by strong revenue recognition at the INPEX Ichthys project, Brunei Shell Petroleum project and three Middle East projects.

McDermott’s operating income was $41.6 million for the second quarter of 2015 and included $15.4 million of restructuring expenses and $8.7 million of one-time losses on the impairment and disposal of assets. These results compare to the 2014 second quarter operating income of $31.5 million, which included $1.3 million of restructuring expenses and $45.7 million of gains from the disposal of assets and impairments. Net of the asset gains and impairments, the operating income for the second quarter of 2014 would have been negative. Operating income for the second quarter 2015 was positively impacted by revenue improvements, a project close out in Brazil and marine utilization.

Cash used in operating activities in the second quarter 2015 was $7.6 million, compared to a use of cash of $70.6 million for the second quarter 2014.

Operational Update

In Americas, Europe and Africa (“AEA”), the Company’s PB Litoral project is nearing completion with preparations well underway for the conclusion of the construction, offshore installation, hook-up and commissioning. The project remains on track with sail-away of the 7,200-ton structure, from the Company’s Altamira yard, expected near the end of the third quarter. In May, the Altamira fabrication yard reached seven million man hours without a Lost Time Injury (“LTI”). During the quarter, McDermott’s Derrick Barge 50 (“DB 50”) installed a mobile drilling structure on top of the Pemex Ayatsil A platform for Drillmec. In addition, the Company was awarded its fourth contract from Pemex in the Ayatsil field, for the construction of a replacement jacket and associated deck installation. The DB 50 also supported Heerema and Anadarko with the installation of the Heidelberg Spar hull in the U.S. Gulf of Mexico (“GOM”). Recently, McDermott was awarded the LLOG OTIS subsea project, to be executed in the GOM. The pipeline to be installed as part of the OTIS project is expected to be the first subsea rigid pipe reeling scope to be executed at the McDermott spoolbase, currently under development in Gulfport, Mississippi.

In the Middle East (“MEA”), McDermott was awarded a large brownfield contract by Saudi Aramco for the full engineering, procurement, construction and installation (“EPCI”) scope of 12 jackets for various offshore oil and gas fields in Saudi Arabian waters. In addition, Saudi Aramco selected McDermott as one of the companies for its new Long Term Agreement (“LTA”) award. The LTA establishes the terms and conditions by which McDermott can bid on future EPCI opportunities offshore Saudi Arabia. The award is the second LTA between McDermott and Saudi Aramco. Currently, McDermott executes work under the prior LTA with Saudi Aramco, which has been in place since June 2007. At another ongoing project with Saudi Aramco, McDermott was asked to significantly accelerate the schedule of the fabrication and marine installation program to accommodate earlier production from the gas field. McDermott was able to advance the project forward several months. The project accomplishment was directly attributable to the Company’s collaboration with its customer and ability to control the complete vertical EPCI process. Marine Operations in the area also achieved two years without a recordable injury and two years LTI free.

In Asia (“ASA”), the INPEX Ichthys project achieved all the agreed-upon milestones during the quarter, remaining on schedule and profitable. McDermott’s Construction Support Vessel 108 arrived infield at the end of the second quarter and commenced its extensive marine campaign. On the Brunei Shell Petroleum Project, the Derrick Barge 30 and Emerald Sea completed the installation of approximately 50 miles of replacement pipelines and also tied-in 11 flexible pipelines. In Batam, Indonesia, McDermott’s fabrication facility received two significant recognition awards during the quarter. The first recognition was from Chevron Australia for outstanding environmental control on the Gorgon Project for Western Australia. The second was received from Badan Penyelenggara Jaminan Sosial Ketenagakerjaan (Workers’ Social Security Management Agency) for McDermott’s commitment to the health and safety of its employees.

Other Financial Information

As of June 30, 2015, McDermott reported total assets of $3.5 billion. Included in this amount was $771.0 million in cash and cash equivalents and restricted cash. At quarter end, the Company had $854.2 million in debt outstanding, inclusive of $24 million of debt issuance costs, and total equity of $1.6 billion, or 45% of total assets.

Weighted average common shares outstanding on a fully diluted basis were approximately 289.7 million and 237.4 million for the quarters ended June 30, 2015 and June 30, 2014, respectively. Common shares for the settlement of the common stock purchase contracts related to the Tangible Equity Units (“TEUs”) representing 40.9 million additional shares, as well as other potentially dilutive shares, were included in the calculation of diluted weighted average shares for the quarter ended June 30, 2015, due to the Company’s positive Net Income position. For the quarter ended June 30, 2014, the TEUs and other dilutive shares were not considered in the fully diluted share count, due to their anti-dilutive effect.

Contract Backlog Summary

As of June 30, 2015, the Company’s backlog was $3.1 billion, compared to $3.75 billion at March 31, 2015. Of the June 30, 2015 backlog, approximately 52% related to offshore operations and approximately 48% related to subsea operations. Order intake in the second quarter 2015 totaled $428.5 million and included new awards for Saudi Aramco in the MEA area, as well as PEMEX and LLOG in the AEA area.

At June 30, 2015, the Company had $7.5 billion in bids and change orders outstanding, compared to $8.8 billion at March 31, 2015. At June 30, 2015, the Company was targeting to bid approximately $13.5 billion in projects that it expects to be awarded to the market through September 30, 2016. In total, the Company’s potential revenue pipeline was $24.1 billion as of June 30, 2015. A key change in the total quarter-over-quarter revenue pipeline was the shift of Chevron’s Gendalo Gehem mega project in Indonesia beyond the five quarters represented in the pipeline.

2015 Full Year Guidance Update

McDermott’s guidance for the full year of 2015 is being updated to the following:

	March ‘15 Guidance	Revised Guidance
Revenues	$3.3 - $3.6 billion	$3.0 - $3.3 billion
Operating Income	$25 - $50 million	$50 - $70 million
Capex	$275 - $295 million	$130 - $140 million
Year-end Cash	$600 - $650 million	$700 - $750 million
Restructuring Costs	$25 - $35 million	$40 - $50 million

Revenues for the year are anticipated to be slightly lower than original 2015 guidance because of the delays at Ichthys during the first quarter and customer initiated project schedule changes. Full-year operating income, including restructuring costs and one-time losses on the impairment and disposal of assets, is expected to be higher as a result of improved execution and focus on cost management. Capex, excluding $23 million of capitalized interest, decreased substantially for the year, as the final spend for the delivery of the DLV 2000 has shifted into first quarter 2016 due to a slight construction delay on the vessel. Annual maintenance and project capital expenditures will be in the range of $30 million - $40 million for 2015. As a result of the delay in the DLV 2000, year-end cash is anticipated to be higher than originally forecasted. Costs associated with the Company’s restructuring efforts have increased due to severance costs, external consulting support and the final decommissioning costs on the DB 101 vessel during the second quarter. The foregoing guidance does not include amounts for unplanned and unreserved contingencies.

Additional updates to the Company’s 2015 guidance are available in the Supplemental Slide Deck which can be found on the Investor Relations section of McDermott’s website at www.mcdermott.com.

Cost Structure Update

The McDermott Profitability Initiative continues to progress and remains on target for expected full year 2015 annual cash savings of $50 million. During the first quarter of the year, a majority of the rightsizing of the organization was completed and centralization of several of the Company’s support groups has commenced. Within the marine assets and operations and the supply-chain groups, McDermott has launched several supplier cost reduction initiatives. The Company plans to transition to a balanced outsourced model for some of the non-technical crews on its vessels, allowing the Company to restructure some of its fixed costs to be more variable with award activity. Restructuring costs for the quarter were $15.4 million.

Conference Call

McDermott has scheduled a conference call and webcast related to its second quarter 2015 results today at 4:00 p.m. U.S. Central Daylight Savings Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode #97080471. In addition, a presentation will be available on the Investor Relations section of the Company’s Web site that contains supplemental information on our operations and our business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 11,700 employees and contractors, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about: backlog, bids and change orders outstanding, projects McDermott expects to bid and the expected timing of award of such, and revenue pipeline, to the extent to which these may be viewed as indicators of future revenues or profitability; the expected scope, execution and timing associated with certain projects discussed herein; expected earnings and other financial guidance provided for the full year of 2015; expectations regarding improvements and savings related to McDermott’s profitability initiative and the timing of such; and the Company’s plan with respect to certain marine operations. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and business partners; changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
	(In thousands, except share and per share amounts)
Revenues	$1,046,537	$476,083	$1,597,000	$1,079,894

Costs and Expenses:
Cost of operations	925,522	432,298	1,400,981	1,023,791
Selling, general and administrative expenses	47,793	53,444	99,469	105,408
(Gain) loss on disposal of assets	1,910	(35,105)	1,543	(41,544)
Impairment loss (gain)	6,808	(10,664)	6,808	(10,664)
Restructuring expenses	15,391	1,263	25,780	7,388
Total costs and expenses	997,424	441,236	1,534,581	1,084,379

Loss from Investments in Unconsolidated Affiliates	(7,481)	(3,322)	(14,222)	(2,199)

Operating Income (Loss)	41,632	31,525	48,197	(6,684)

Other Income (Expense):
Interest expense, net	(12,985)	(38,745)	(25,164)	(38,684)
Gain on foreign currency, net	1,943	6,622	475	2,540
Other expense, net	(359)	(312)	(456)	(577)
Total other expense	(11,401)	(32,435)	(25,145)	(36,721)

Income (loss) before provision for income taxes and noncontrolling interests	30,231	(910)	23,052	(43,405)

Provision for income taxes	16,541	4,788	21,410	8,277

Net income (loss)	13,690	(5,698)	1,642	(51,682)
Less: net income attributable to noncontrolling interest	2,164	1,699	4,623	2,235

Net income (loss) attributable to McDermott International, Inc.	$11,526	$(7,397)	$(2,981)	$(53,917)

Income (loss) per share
Net income (loss) attributable to McDermott International, Inc.:
Basic	$0.05	$(0.03)	$(0.01)	$(0.23)
Diluted	$0.04	$(0.03)	$(0.01)	$(0.23)

Shares used in the computation of income (loss) per share:
Basic:	238,332,012	237,395,580	237,918,366	237,178,369
Diluted:	289,689,981	237,395,580	237,918,366	237,178,369

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except share and per share amounts)
Net income (loss) attributable to McDermott International, Inc.	$11,526	$(7,397)	$(2,981)	$(53,917)

Weighted average common shares (basic)	238,332,012	237,395,580	237,918,366	237,178,369
Effect of dilutive securities:
Tangible equity units	40,896,300	-	-	-
Stock options, restricted stock and restricted stock units	10,461,669	-	-	-
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	289,689,981	237,395,580	237,918,366	237,178,369
Basic loss per share
Net income (loss) attributable to McDermott International, Inc.	$0.05	$(0.03)	$(0.01)	$(0.23)
Diluted loss per share:
Net income (loss) attributable to McDermott International, Inc.	$0.04	$(0.03)	$(0.01)	$(0.23)

SUPPLEMENTARY DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Depreciation & amortization expense	26,044	21,645	51,371	46,247
Drydock amortization	4,386	3,020	9,658	9,966
Capital expenditures	24,013	117,064	47,985	154,957
Backlog	3,130,340	4,063,900	3,130,340	4,063,900

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except shares and par value data)
Assets
Current Assets:
Cash and cash equivalents	$576,575	$665,309
Restricted cash and cash equivalents	194,427	187,585
Accounts receivable – trade, net	287,264	143,370
Accounts receivable – other	67,727	79,915
Contracts in progress	400,720	357,617
Deferred income taxes	10,398	7,514
Other current assets	43,837	46,071
Total Current Assets	1,580,948	1,487,381
Property, Plant and Equipment	2,455,604	2,487,815
Less Accumulated depreciation	(837,739)	(830,467)
Net Property, Plant and Equipment	1,617,865	1,657,348
Accounts Receivable – Long-Term Retainages	140,867	137,468
Investments in Unconsolidated Affiliates	28,849	38,186
Deferred Income Taxes	13,713	17,313
Investments	1,056	2,216
Other Assets	101,241	76,967
Total Assets	$3,484,539	$3,416,879

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$27,690	$27,026
Accounts payable	326,765	219,384
Accrued liabilities	428,149	369,749
Advance billings on contracts	113,086	199,865
Deferred income taxes	17,822	19,753
Income taxes payable	24,921	25,165
Total Current Liabilities	938,433	860,942
Long-Term Debt	826,472	837,443
Self-Insurance	18,793	17,026
Pension Liability	17,253	18,403
Non-current Income Taxes	48,602	49,229
Other Liabilities	82,180	94,722
Commitments and Contingencies
Stockholders' Equity:
Common stock, par value $1.00 per share, authorized
400,000,000 shares; issued and outstanding 246,682,747 and 245,209,850 shares, respectively	246,683	245,210
Capital in excess of par value (including prepaid common stock purchase contracts)	1,684,395	1,676,815
Accumulated Deficit	(242,553)	(239,572)
Treasury stock, at cost: 7,802,013 and 7,400,027 shares, respectively	(97,076)	(96,441)
Accumulated other comprehensive loss	(94,024)	(97,808)
Stockholders' Equity - McDermott International, Inc.	1,497,425	1,488,204
Noncontrolling interest	55,381	50,910
Total Equity	1,552,806	1,539,114
Total Liabilities and Equity	$3,484,539	$3,416,879

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Month Ended June 30,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,642	$(51,682)
Non-cash items included in net income (loss):
Depreciation and amortization	51,371	46,247
Drydock amortization	9,658	9,966
Stock-based compensation charges	9,891	10,352
Loss from investments in unconsolidated affiliates	14,222	2,199
Loss (gain) on asset disposals	1,543	(41,544)
Impairment loss (gain)	6,808	(10,664)
Restructuring expense (gain)	9,153	(982)
Deferred taxes	(1,215)	(4,375)
Other non-cash items	(495)	(2,868)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(147,293)	86,305
Net contracts in progress and advance billings on contracts	(129,932)	(88,771)
Accounts payable	120,586	(31,756)
Accrued and other current liabilities	48,380	(9,706)
Pension liability and accrued postretirement and employee benefits	(942)	9,563
Other assets and liabilities	(19,443)	(15,195)
TOTAL CASH USED IN OPERATING ACTIVITIES	(26,066)	(92,911)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(47,985)	(154,957)
Increase in restricted cash and cash equivalents	(6,842)	(166,219)
Purchases of available-for-sale securities	-	(1,997)
Sales and maturities of available-for-sale securities	2,875	11,303
Investments in unconsolidated affiliates	(4,783)	(2,370)
Proceeds from asset dispositions	10,510	53,704
Other	(232)	(2,706)
TOTAL CASH USED IN INVESTING ACTIVITIES	(46,457)	(263,242)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	-	1,337,500
Repayment of debt	(13,402)	(285,705)
Debt issuance cost	-	(45,521)
Distribution to noncontrolling interest	(24)	(3,754)
Other	(1,437)	(1,244)
TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(14,863)	1,001,276

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(1,348)	209
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(88,734)	645,332
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	665,309	118,702
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$576,575	$764,034

CONTACT:
McDermott International, Inc.
Investors & Financial Media
Darcey Matthews, 281.870.5147
Vice President, Investor Relations
dmatthews@mcdermott.com